Exhibit 10.9

ORIC PHARMACEUTICALS, INC.

CHANGE IN CONTROL AND SEVERANCE POLICY

(Adopted on February 20, 2020)

This Change in Control and Severance Policy (the “Policy”) is designed to provide certain protections to a select group of designated key employees of ORIC Pharmaceuticals, Inc. (“ORIC” or the “Company”) or any of its subsidiaries if their employment is involuntarily terminated under the circumstances described in this Policy. The Policy is designed to be an “employee welfare benefit plan” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and this document is both the formal plan document and the required summary plan description for the Policy.

1.

Eligible Employee: An individual is only eligible for protection under this Policy if he or she is an Eligible Employee and complies with its terms. An “Eligible Employee” is an employee of the Company or any subsidiary of the Company who has (a) been designated by the Compensation Committee of the Board (the “Compensation Committee”) as eligible to participate in the Policy, whether individually or by position or category of position and (b) executed a participation agreement in the applicable form attached hereto as Exhibit A (a “Participation Agreement”). Failure to comply with the terms of an individual’s Participation Agreement will result in that individual not being an Eligible Employee.

2.

Policy Benefits: An Eligible Employee will be eligible to receive the payments and benefits under this Policy and his or her Participation Agreement upon his or her Qualified Termination. The amount and terms of any Equity Vesting, Salary Severance, Bonus Severance, and COBRA Benefit that an Eligible Employee may receive upon his or her Qualified Termination will be set forth in his or her Participation Agreement. All benefits under this Policy will be subject to the Eligible Employee’s compliance with the Release Requirement and any timing modifications required to avoid adverse taxation under Section 409A.

3.

Equity Vesting: On a Qualified Termination, the applicable percentage (set forth in an Eligible Employee’s Participation Agreement) of the then-unvested shares subject to each of the Eligible Employee’s then-outstanding time-based equity awards will immediately vest and, in the case of options and stock appreciation rights, will become exercisable (for avoidance of doubt, no more than 100% of the shares subject to the outstanding portion of a time-based equity award may vest and become exercisable pursuant to this provision). Any restricted stock units or similar full value awards that vest under this paragraph will be settled on the 61st day following the Eligible Employee’s Qualified Termination. For the avoidance of doubt, if an Eligible Employee’s Qualified Termination occurs prior to a Change in Control, then any unvested portion of the Eligible Employee’s outstanding time-based equity awards will remain outstanding for 3 months so that any additional benefits due on a Qualified Termination can be provided if a Change in Control occurs within 3 months following the Qualified Termination (provided that in no event will the terminated Eligible Employee’s stock options or similar equity awards remain outstanding beyond the equity award’s maximum term to expiration). If no Change in Control occurs within 3 months after a Qualified Termination, any unvested portion of the Eligible Employee’s equity awards automatically will be forfeited permanently without having vested. Any accelerated vesting of an Eligible Employee’s outstanding performance-based equity awards upon a Qualified Termination will be determined by the terms of the award agreements for such equity awards.

4.

Salary Severance: On a Qualified Termination, an Eligible Employee will be eligible to receive salary severance payment(s) equal to the applicable amount (set forth in his or her Participation Agreement).

The Eligible Employee’s salary severance payment(s) will be paid in cash at the time(s) specified in his or her Participation Agreement.

5.

Bonus Severance: To the extent specified in his or her Participation Agreement, on a Qualified Termination, an Eligible Employee will be eligible to receive bonus severance payment(s) with respect to the Eligible Employee’s annual bonus. If applicable, the Eligible Employee’s bonus severance payment(s) will be paid in cash at the time(s) specified in his or her Participation Agreement.

6.

COBRA Benefit: On a Qualified Termination, if an Eligible Employee makes a valid election under COBRA to continue his or her health coverage, to the extent provided in the Eligible Employee’s Participation Agreement, the Company will pay or reimburse the Eligible Employee for the cost of such continuation coverage for the Eligible Employee and any eligible dependents that were covered under the Company’s health care plans immediately prior to the date of his or her Qualified Termination until the earliest of (a) the end of the applicable period set forth in the Eligible Employee’s Participation Agreement (if any), (b) the date upon which the Eligible Employee and/or the Eligible Employee’s eligible dependents become covered under similar plans or (c) the date upon which the Eligible Employee ceases to be eligible for coverage under COBRA (the “COBRA Coverage”). Notwithstanding the preceding, if the Company determines in its sole discretion that it cannot provide the COBRA Coverage without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will instead provide the Eligible Employee a taxable lump-sum payment in an amount equal to the applicable number of months of COBRA Coverage specified in the Eligible Employee’s Participation Agreement multiplied by the monthly COBRA premium that the Eligible Employee would be required to pay to continue his or her group health coverage in effect on the date of his or her Qualified Termination, based on the premium for the first month of COBRA Coverage (whichever of such taxable payment or the COBRA Coverage, the “COBRA Benefit”). If the Company provides for a taxable cash payment in lieu of the COBRA Coverage, then such cash payment will be made regardless of whether the Eligible Employee elects COBRA continuation coverage.

7.

Death of Eligible Employee: If the Eligible Employee dies after a Qualified Termination and before all payments or benefits he or she is entitled to receive under this Policy have been paid, then any such unpaid Salary Severance, Bonus Severance, COBRA Benefit or Equity Vesting will be paid to his or her designated beneficiary, if living, or otherwise to his or her personal representative in a lump-sum payment as soon as possible following his or her death.

8.

Recoupment: If the Company discovers after the Eligible Employee’s receipt of payments or benefits under this Policy that grounds for the termination of the Eligible Employee’s employment for Cause existed, then the Eligible Employee will not receive any further payments or benefits under this Policy and, to the extent permitted under applicable laws, will be required to repay to the Company any payments or benefits he or she received under the Policy (and any financial gain derived from such payments or benefits).

9.

Release: The Eligible Employee’s receipt of any severance payments or benefits upon his or her Qualified Termination under this Policy is subject to the Eligible Employee signing and not revoking the Company’s then-standard separation agreement and release of claims (which may include an agreement not to disparage the Company, non-solicit provisions, and other standard terms and conditions) (the “Release” and such requirement, the “Release Requirement”), which must become effective and irrevocable no later than the 60th day following the Eligible Employee’s Qualified Termination (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, the Eligible Employee will forfeit any right to severance payments or benefits under this Policy. In no event will severance payments or benefits under the Policy be paid or provided until the Release actually becomes effective and irrevocable. Notwithstanding any other payment schedule set forth in this Policy or the Eligible Employee’s Participation Agreement, none of the severance payments and benefits payable upon such Eligible Employee’s Qualified Termination under this Policy will be paid or otherwise provided prior to the 53rd day following the Eligible Employee’s Qualified Termination. Except as otherwise set forth in an Eligible Employee’s Participation Agreement or to the extent that payments are delayed under the paragraph below entitled “Section 409A,” on the first regular payroll pay day following the 53rd day following the Eligible Employee’s Qualified Termination, the Company will pay or provide the Eligible Employee the severance payments and benefits that the Eligible Employee would otherwise have received under this Policy on or prior to such date, with the balance of such severance payments and benefits being paid or provided as originally scheduled.

10.

Section 409A: The Company intends that all payments and benefits provided under this Policy or otherwise are exempt from, or comply with, the requirements of Section 409A of the Code and any guidance promulgated thereunder (collectively, “Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted in accordance with this intent. No payment or benefits to be paid to an Eligible Employee, if any, under this Policy or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until such Eligible Employee has a “separation from service” within the meaning of Section 409A. If, at the time of the Eligible Employee’s termination of employment, the Eligible Employee is a “specified employee” within the meaning of Section 409A, then the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that the Eligible Employee will receive payment on the first payroll date that occurs on or after the date that is s6 months and 1 day following his or her termination of employment. The Company reserves the right to amend the Policy as it deems necessary or advisable, in its sole discretion and without the consent of any Eligible Employee or any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. Each payment, installment, and benefit payable under this Policy is a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). In no event will the Company reimburse any Eligible Employee for any taxes that may be imposed on him, including as a result of Section 409A.

11.	Parachute Payments:

a.

Reduction of Severance Benefits. Notwithstanding anything set forth herein to the contrary, if any payment or benefit that an Eligible Employee would receive from the Company or any other party whether in connection with the provisions herein or otherwise (the “Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Best Results Amount. The “Best Results Amount” will be either (x) the full amount of such Payment or (y) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in the Eligible Employee’s receipt, on an after-tax basis, of the greater amount notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Best Results Amount, reduction will occur in the following order:

(i) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Section 280G); (ii) a pro rata reduction of (A) cash payments that are subject to Section 409A as deferred compensation and (B) cash payments not subject to Section 409A of the Code; (iii) a pro rata reduction of (A) employee benefits that are subject to Section 409A as deferred compensation and (B) employee benefits not subject to Section 409A; and (iv) a pro rata cancellation of (A) accelerated vesting equity awards that are subject to Section 409A as deferred compensation and (B) equity awards not subject to Section 409A. In the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting will be cancelled in the reverse order of the date of grant of a Participant’s equity awards.

b.

Determination of Excise Tax Liability. The Company will select a professional services firm to make all of the determinations required to be made under these paragraphs relating to parachute payments. The Company will request that firm provide detailed supporting calculations both to the Company and the Eligible Employee prior to the date on which the event that triggers the Payment occurs if administratively feasible, or subsequent to such date if events occur that result in parachute payments to the Eligible Employee at that time. For purposes of making the calculations required under these paragraphs relating to parachute payments, the firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith determinations concerning the application of the Code. The Company and the Eligible Employee will furnish to the firm such information and documents as the firm may reasonably request in order to make a determination under these paragraphs relating to parachute payments. The Company will bear all costs the firm may reasonably incur in connection with any calculations contemplated by these paragraphs relating to parachute payments. Any such determination by the firm will be binding upon the Company and the Eligible Employee, and the Company will have no liability to the Eligible Employee for the determinations of the firm.

12.

Administration: The Policy will be administered by the Company, acting through the Compensation Committee or another duly constituted committee of members of the Board or its delegate, but only to the extent of such delegation of authority or responsibility (in each case, an “Administrator”). The Administrator will have full discretion to administer and interpret the Policy. Any decision made or other action taken by the Administrator with respect to the Policy and any interpretation by the Administrator of any term or condition of the Policy, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. The Administrator is the “named fiduciary” and “plan administrator” of the Policy for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. The Administrator may, in its sole discretion and on such terms and conditions as it may provide, delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Policy.

13.	Attorneys’ Fees: The Company and each Eligible Employee will bear their own attorneys’ fees incurred in connection with any disputes between them.

14.

Exclusive Benefits: Except as may be set forth in an Eligible Employee’s Participation Agreement, this Policy is intended to be the only agreement between the Eligible Employee and the Company regarding any change in control or severance payments or benefits to be paid to the Eligible Employee on account of a termination of employment whether unrelated to, concurrent with, or following, a Change in Control. Accordingly, by executing a Participation Agreement, an Eligible Employee hereby forfeits and waives any rights to any severance or change in control benefits set forth in any employment agreement, offer letter, and/or equity award agreement, except as set forth in this Policy and in the Eligible Employee’s Participation Agreement.

15.

Tax Obligations: All payments and benefits under this Policy will be paid less applicable withholding taxes. The Company is authorized to withhold from any payments or benefits all U.S. federal, state, local and/or non-U.S. taxes required to be withheld therefrom and any other required payroll deductions. The Company will not pay any Eligible Employee’s taxes arising from or relating to any payments or benefits under this Policy. The Eligible Employee will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Policy, and the Eligible Employee will not be reimbursed by the Company for any such payments.

16.

Amendment: Subject to this Section 16, the Board or the Compensation Committee may amend or terminate the Policy in writing at any time, without advance notice to any Eligible Employee or other individual and without regard to the effect of the amendment on any Eligible Employee or on any other individua, except that any amendment or termination of the Policy that occurs prior to the date of an Eligible Employee’s Qualified Termination and is adverse to an Eligible Employee will not be effective with respect to such Eligible Employee without such Eligible Employee’s prior written consent. In addition and notwithstanding the preceding, beginning on the date that the Change in Control Period begins, the Company may not, without a Participant’s written consent, amend or terminate the Policy in any way, nor take any other action under the Policy, which (i) prevents that Eligible Employee from becoming eligible for Severance Benefits, or (ii) reduces or alters to the detriment of the Eligible Employee the Severance Benefits payable, or potentially payable, to the Eligible Employee (including, without limitation, imposing additional conditions). Any action of the Company in amending or terminating the Policy will be taken in a non-fiduciary capacity.

17.

Claims Procedure: Any Eligible Employee who believes he or she is entitled to any payment under the Policy may submit a claim in writing to the Administrator. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Policy on which the denial is based. The notice will also describe any additional information needed to support the claim and the Policy’s procedures for appealing the denial. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.

18.

Appeal Procedure: If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of the decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Policy on which the denial is based. The notice will also include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.

19.

Successors: Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) must assume the obligations under the Policy and agree expressly to perform the obligations under the Policy in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Policy, the term “Company” will include any successor to the Company’s business and/or assets which becomes bound by the terms of the Policy by operation of law, or otherwise.

20.

Applicable Law: The provisions of the Policy will be construed, administered, and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the state of California (but not its conflict of laws provisions).

21.

Definitions: Unless otherwise defined in an Eligible Employee’s Participation Agreement, the following terms will have the following meanings for purposes of this Policy and the Eligible Employee’s Participation Agreement:

a.

“Base Salary” means the Eligible Employee’s annual base salary as in effect immediately prior to his or her Qualified Termination (or if the termination is due to a resignation for Good Reason based on a material reduction in base salary, then the Eligible Employee’s annual base salary in effect immediately prior to such reduction) or, if the Eligible Employee’s Qualified Termination occurs following the Change in Control, at the level in effect immediately prior to the Change in Control if the pre-Change in Control amount is greater.

b.	“Board” means the Board of Directors of the Company.

c.

“Cause” means, with respect to an Eligible Employee, the occurrence of any of the following: (i) gross negligence or willful misconduct in the performance of duties to the Company; (ii) a material and willful violation of any federal or state law in the course of Eligible Employee’s service to the Company; (iii) commission of any act of fraud with respect to the Company or its subsidiaries; (iv) Eligible Employee’s conviction of, or plea of nolo contendere to, a felony or a crime involving moral turpitude; or (v) Eligible Employee’s breach of his or her obligation not to improperly disclose trade secrets and other proprietary information of the Company or its subsidiaries.

d.	“Change in Control” has the meaning set forth in the Company’s 2020 Equity Incentive Plan as may be hereinafter amended.

e.	“Change in Control Period” will mean the period beginning on a Change in Control and ending 12 months following a Change in Control.

f.	“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

g.	“Code” means the Internal Revenue Code of 1986.

h.

“Disability” means the total and permanent disability as defined in Section 22(e)(3) of the Code unless the Company maintains a long-term disability plan at the time of the Eligible Employee’s termination, in which case, the determination of disability under such plan also will be considered “Disability” for purposes of this Policy.

i.	“Effective Date” means the date this Policy was approved by the Board.

j.	“Exchange Act” means the Securities and Exchange Act of 1934.

k.

“Good Reason” means Eligible Employee’s resignation within thirty (30) days following the notice and cure period discussed below following the occurrence of one or more of the following, without Eligible Employee’s consent: (i) reduction of at least ten (10%) percent of Eligible Employee’s gross base salary (unless pursuant to a salary reduction program applicable generally to the Company’s executive officers), (ii) a material reduction of Eligible Employee’s job duties or responsibilities, (iii) a change in location of Eligible Employee’s principal place of employment of more than fifty (50) miles from the then current location unless such relocation is within fifty (50) miles of Eligible Employee’s principal residence, (iv) a material breach by the Company of this letter or any other written agreement between Eligible Employee and the Company, or (v) during the Change in Control Period, a material adverse change in the Eligible Employee’s reporting relationships. Eligible Employee will not resign for Good Reason without first providing the Company written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and providing the Company with a cure period of thirty (30) days following the date of such notice (the “Cure Period”). Eligible Employee’s resignation for “Good Reason” must occur within ninety (90) days following the expiration of any such Cure Period.

l.	“Qualified Termination” has the meaning set forth in the Eligible Employee’s Participation Agreement.

m.	“Severance Benefits” means Salary Severance, Bonus Severance, COBRA Benefit or Equity Vesting.

Additional Information:

Plan Name:	ORIC Pharmaceuticals, Inc. Change in Control and Severance Policy

Plan Sponsor:	ORIC Pharmaceuticals, Inc.
240 East Grand Ave, 2nd Floor
South San Francisco, CA 94080

Identification Numbers:

Plan Year:	Company’s Fiscal Year

Plan Administrator:	ORIC Pharmaceuticals, Inc.
Attention: Administrator of the ORIC Pharmaceuticals, Inc. Change in Control and Severance Policy
240 East Grand Ave, 2nd Floor
South San Francisco, CA 94080
Agent for Service of Legal Process:	ORIC Pharmaceuticals, Inc.
240 East Grand Ave, 2nd Floor
South San Francisco, CA 94080
Service of process may also be made upon the Plan Administrator.

Type of Plan	Severance Plan/Employee Welfare Benefit Plan

Plan Costs	The cost of the Policy is paid by the Company.

Statement of ERISA Rights:

Eligible Employees have certain rights and protections under ERISA:

They may examine (without charge) all Policy documents, including any amendments and copies of all documents filed with the U.S. Department of Labor, such as the Policy’s annual report (Internal Revenue Service Form 5500). These documents are available for review in the Company’s Human Resources Department.

They may obtain copies of all Policy documents and other Policy information upon written request to the Plan Administrator. A reasonable charge may be made for such copies.

In addition to creating rights for Eligible Employees, ERISA imposes duties upon the people who are responsible for the operation of the Policy. The people who operate the Policy (called “fiduciaries”) have a duty to do so prudently and in the interests of Eligible Employees. No one, including the Company or any other person, may fire or otherwise discriminate against an Eligible Employee in any way to prevent them from obtaining a benefit under the Policy or exercising rights under ERISA. If an Eligible Employee’s claim for a severance benefit is denied, in whole or in part, they must receive a written explanation of the reason for the denial. An Eligible Employee has the right to have the denial of their claim reviewed. (The claim review procedure is explained above.)

Under ERISA, there are steps Eligible Employees can take to enforce the above rights. For instance, if an Eligible Employee requests materials and does not receive them within 30 days, they may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay the Eligible Employee up to $110 a day until they receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If an Eligible Employee has a claim which is denied or ignored, in whole or in part, he or she may file suit in a state or federal court. If it should happen that an Eligible Employee is discriminated against for asserting their rights, he or she may seek assistance from the U.S. Department of Labor, or may file suit in a federal court.

In any case, the court will decide who will pay court costs and legal fees. If the Eligible Employee is successful, the court may order the person sued to pay these costs and fees. If the Eligible Employee loses, the court may order the Eligible Employee to pay these costs and fees, for example, if it finds that the claim is frivolous.

If an Eligible Employee has any questions regarding the Policy, please contact the Plan Administrator. If an Eligible Employee has any questions about this statement or about their rights under ERISA, they may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in the telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. An Eligible Employee may also obtain certain publications about their rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

CEO

EXHIBIT A

Change in Control and Severance Policy

Participation Agreement

This Participation Agreement (“Agreement”) is made and entered into by and between Jacob Chacko on the one hand, and ORIC Pharmaceuticals, Inc. (the “Company”) on the other.

You have been designated as eligible to participate in the Policy, a copy of which is attached hereto, pursuant to which you are eligible to receive the following severance payments and benefits upon a Qualified Termination, subject to the terms and conditions of the Policy.

Qualified Termination means a termination of your employment by the Company (or any of its subsidiaries) other than for Cause, death, or Disability or by you due to Good Reason, in either case (i) during the Change in Control Period (a “CIC Qualified Termination”) or (ii) outside the Change in Control Period (a “Non-CIC Qualified Termination”).

Non-CIC Qualified Termination

•

Equity Vesting: Provided the Non-CIC Qualified Termination occurs after the 30-month anniversary of the date you commenced employment with the Company, you will be entitled to vesting acceleration of the then-unvested shares subject to any of your outstanding Company equity awards as would have vested during the 12 months following your date of termination had you remained employed with the Company during such period will immediately become fully vested and exercisable (other than any of such equity awards that vest in whole or in part based on performance, unless otherwise provided in the agreement related to the performance-based award), provided that in no case will more than 100% of the shares subject to any equity award vest.

•

Salary Severance: The Company will continue to pay your then-current Base Salary for a period of 12 months following the date of such termination in accordance with the Company’s standard payroll schedule and less applicable withholding.

•	COBRA: Reimbursement of the COBRA Coverage or payment of COBRA Benefit, as applicable, for up to 12 months following your Non-CIC Qualified Termination.

CIC Qualified Termination

•

Equity Vesting: Your equity vesting benefit will be 100% of the then-unvested shares subject to any of your outstanding Company equity awards will immediately become fully vested and exercisable, and, with respect to any of such equity awards that vest in whole or in part based on performance, the performance goals will be deemed achieved at 100% of the applicable target levels for the relevant performance period, unless otherwise provided in the agreement related to the performance-based award, provided that in no case will more than 100% of the shares subject to any equity award vest.

•	Salary Severance: The Company will pay you a lump sum cash amount equal to 18 months of your then-current Base Salary, less applicable withholdings.

•	Bonus Severance: You will receive a lump-sum payment equal to the product of (x) your target annual bonus multiplied by (y) 1.5, less applicable withholdings.

•	COBRA: Reimbursement of the COBRA Coverage or payment of COBRA Benefit, as applicable, for up to 18 months following your CIC Qualified Termination.

Other Provisions

Except as set forth in this paragraph, you agree that the Policy and the Agreement constitute the entire agreement of the parties hereto and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties, and will specifically supersede any severance and/or change in control provisions of any offer letter, employment agreement, or equity award agreement entered into between you and the Company. For the avoidance of doubt, any vesting acceleration in your existing employment agreement and/or equity award agreement with the Company occurring upon certain qualifying terminations of employment occurring in connection with or following a “change in control” (or similar term as defined in the applicable agreement) will be superseded by the Policy and this Agreement.

This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

By its signature below, each of the parties signifies its acceptance of the terms of this Agreement, in the case of the Company by its duly authorized officer effective as of the last date set forth below.

ORIC PHARMACEUTICALS, INC.	ELIGIBLE EMPLOYEE

By:	Signature:

Date:	Date:

Additional Executives

EXHIBIT A

Change in Control and Severance Policy

Participation Agreement

This Participation Agreement (“Agreement”) is made and entered into by and between [●] on the one hand, and ORIC Pharmaceuticals, Inc. (the “Company”) on the other.

You have been designated as eligible to participate in the Policy, a copy of which is attached hereto, pursuant to which you are eligible to receive the following severance payments and benefits upon a Qualified Termination, subject to the terms and conditions of the Policy.

Qualified Termination means either (i) a termination of your employment by the Company (or any of its subsidiaries) other than for Cause, death, or Disability or by you due to Good Reason, in either case, during the Change in Control Period (a “CIC Qualified Termination”) or (ii) a termination of your employment by the Company (or any of its subsidiaries) other than for Cause, death, or Disability outside the Change in Control Period (a “Non-CIC Qualified Termination”).

Non-CIC Qualified Termination

•	Equity Vesting: None.

•

Salary Severance: The Company will continue to pay your then-current Base Salary for a period of 9 months following the date of such termination in accordance with the Company’s standard payroll schedule and less applicable withholding.

•	COBRA: Reimbursement of the COBRA Coverage or payment of COBRA Benefit, as applicable, for up to 9 months following your Non-CIC Qualified Termination.

CIC Qualified Termination

•

Equity Vesting: Your equity vesting benefit will be 100% of the then-unvested shares subject to any of your outstanding Company equity awards will immediately become fully vested and exercisable, and, with respect to any of such equity awards that vest in whole or in part based on performance, the performance goals will be deemed achieved at 100% of the applicable target levels for the relevant performance period, unless otherwise provided in the agreement related to the performance-based award, provided that in no case will more than 100% of the shares subject to any equity award vest.

•	Salary Severance: The Company will pay you a lump sum cash amount equal to 12 months of your then-current Base Salary, less applicable withholdings.

•	Bonus Severance: You will receive a lump-sum payment equal to 100% of your target bonus, less applicable withholdings.

•	COBRA: Reimbursement of the COBRA Coverage or payment of COBRA Benefit, as applicable, for up to 12 months following your CIC Qualified Termination.

1

Other Provisions

Except as set forth in this paragraph, you agree that the Policy and the Agreement constitute the entire agreement of the parties hereto and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties, and will specifically supersede any severance and/or change in control provisions of any offer letter, employment agreement, or equity award agreement entered into between you and the Company. For the avoidance of doubt, any vesting acceleration in your existing employment agreement and/or equity award agreement with the Company occurring upon certain qualifying terminations of employment occurring in connection with or following a “change in control” (or similar term as defined in the applicable agreement) will be superseded by the Policy and this Agreement.

This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

By its signature below, each of the parties signifies its acceptance of the terms of this Agreement, in the case of the Company by its duly authorized officer effective as of the last date set forth below.

ORIC PHARMACEUTICALS, INC.	ELIGIBLE EMPLOYEE

By:	Signature:

Date:	Date:

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VPs

EXHIBIT A

Change in Control and Severance Policy

Participation Agreement

This Participation Agreement (“Agreement”) is made and entered into by and between [●] on the one hand, and ORIC Pharmaceuticals, Inc. (the “Company”) on the other.

You have been designated as eligible to participate in the Policy, a copy of which is attached hereto, pursuant to which you are eligible to receive the following severance payments and benefits upon a Qualified Termination, subject to the terms and conditions of the Policy.

Qualified Termination means either (i) a termination of your employment by the Company (or any of its subsidiaries) other than for Cause, death, or Disability or by you due to Good Reason, in either case, during the Change in Control Period (a “CIC Qualified Termination”) or (ii) a termination of your employment by the Company (or any of its subsidiaries) other than for Cause, death, or Disability outside the Change in Control Period (a “Non-CIC Qualified Termination”).

Non-CIC Qualified Termination

•	Equity Vesting: None.

•

Salary Severance: The Company will continue to pay your then-current Base Salary for a period of 6 months following the date of such termination in accordance with the Company’s standard payroll schedule and less applicable withholding.

•	COBRA: Reimbursement of the COBRA Coverage or payment of COBRA Benefit, as applicable, for up to 6 months following your Non-CIC Qualified Termination.

CIC Qualified Termination

•

Equity Vesting: Your equity vesting benefit will be 100% of the then-unvested shares subject to any of your outstanding Company equity awards will immediately become fully vested and exercisable, and, with respect to any of such equity awards that vest in whole or in part based on performance, the performance goals will be deemed achieved at 100% of the applicable target levels for the relevant performance period, unless otherwise provided in the agreement related to the performance-based award, provided that in no case will more than 100% of the shares subject to any equity award vest.

•	Salary Severance: The Company will pay you a lump sum cash amount equal to 6 months of your then-current Base Salary, less applicable withholdings.

•	Bonus Severance: You will receive a lump-sum payment equal to 100% of your target bonus, less applicable withholdings.

•	COBRA: Reimbursement of the COBRA Coverage or payment of COBRA Benefit, as applicable, for up to 6 months following your CIC Qualified Termination.

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Other Provisions

Except as set forth in this paragraph, you agree that the Policy and the Agreement constitute the entire agreement of the parties hereto and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties, and will specifically supersede any severance and/or change in control provisions of any offer letter, employment agreement, or equity award agreement entered into between you and the Company. For the avoidance of doubt, any vesting acceleration in your existing employment agreement and/or equity award agreement with the Company occurring upon certain qualifying terminations of employment occurring in connection with or following a “change in control” (or similar term as defined in the applicable agreement) will be superseded by the Policy and this Agreement.

This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

By its signature below, each of the parties signifies its acceptance of the terms of this Agreement, in the case of the Company by its duly authorized officer effective as of the last date set forth below.

ORIC PHARMACEUTICALS, INC.	ELIGIBLE EMPLOYEE

By:	Signature:

Date:	Date:

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